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                                                              Exhibit 10n

                              EMPLOYMENT AGREEMENT


               EMPLOYMENT AGREEMENT, dated as of January 1, 1995 (the "Effective Date"), between JAMES C. SHAY ("Executive") and BHA GROUP, INC., a Delaware corporation ("Employer").

               In consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.  Employment of Executive

               Employer hereby agrees to Employ Executive and Executive hereby agrees to be employed by Employer upon the terms and conditions hereinafter set forth.

2.  Employment Period

               The term of Executive's employment under this Agreement (the "Employment Period") shall commence as of the Effective Date and shall, subject to earlier termination as provided in Section 5, continue until September 30, 1997. The expiration date of the Employment Period shall be automatically extended for an additional one year period (each thereof, a "Renewal Period") on each October 1, commencing October 1, 1995, unless at least 30 days prior to any such October 1 either Executive or Employer delivers written notice to the other of his or its election to have such automatic extensions cease, in which event the then current expiration date of the Employment Period shall continue in effect for the balance of the Employment Period.

3.  Duties and Responsibilities

               During the Employment Period, Executive (i) shall be the Treasurer and Chief Financial Officer of Employer and (ii) shall devote his full attention and expend his best efforts, energies and skills on a full-time basis to the business of the Company (as hereinafter defined). Executive shall have such authority, discretion, power and responsibility, and shall be entitled to office, secretarial and other facilities and conditions of employment, as are customary or appropriate to his position and as are currently exercised by or afforded to him. During the Employment Period, Executive will be subject to all of the policies, rules and regulations applicable to Employer's senior executive employees. Executive shall report directly to Employer's Senior Vice-President. For all purposes of this Agreement, the term "Company" means Employer and all corporations, associations, companies, partnerships, firms and other enterprises controlled by or under common control with Employer.

4.  Compensation and Related Matters

               4.1 Compensation, Generally. For all services rendered and required to be rendered by, covenants of, and restrictions imposed on, Executive under this

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Agreement, Employer shall pay to Executive during and with respect to the
Employment Period, and Executive agrees to accept, such base salary ("Base Salary") and bonuses as are set forth on Exhibit 4.1. Executive's compensation shall be reviewed by the Board of Directors prior to commencement of each Renewal Period and may be adjusted upward only for such Renewal Period to take into account Executive's prior performance and increases in the cost of living not previously taken into account in setting Executive's compensation level.

               4.2 Automobile. To facilitate the performance of Executive's responsibilities hereunder, during the Employment Period, Employer shall, at Employer's expense, continuously make available to Executive for Executive's personal use the automobile currently made available to Executive, or an automobile selected by Executive substantially comparable thereto, and shall pay the costs of operating, maintaining, insuring, garaging and otherwise using such automobile, subject to such policies as may be in effect from time to time applicable to Employer's senior executive employees.

               4.3 Other Benefits. (a) Employer shall maintain in effect at all times during the Employment Period, at Employer's expense, a policy of insurance on the life of Executive in the amount of $500,000 naming such person as Executive shall designate from time to time as the owner and beneficiary thereof. Executive agrees to aid, and cooperate in all reasonable respects with, Employer in procuring such insurance, including, without limitation, by submitting to the usual and customary medical examinations and filling out, executing and delivering such applications and other instruments in writing as may be reasonably required by an insurance company or companies to which any application or applications for such insurance may be made by or for Employer.

               (b) Employer shall reimburse Executive for all out-of-pocket medical and related expenses incurred by Executive and his immediate family and not otherwise covered by the Company's insurance plans or programs referred to in Section 4.3(c), up to but not exceeding an aggregate of $8,000 per Year (as defined in Paragraph 2 of Exhibit 4.1), upon his presentation to Employer of signed, itemized accounts of such expenditures, all in accordance with Employer's procedures and policies as adopted and in effect from time to time and applicable to its senior executive employees.

               (c) During the Employment Period, subject to, and to the extent Executive is eligible under their respective terms, Executive shall be entitled to receive such fringe benefits as are, or are from time to time hereafter, generally provided by Employer to its senior executive employees (other than those provided under or pursuant to separately negotiated individual employment agreements or arrangements) under any pension or retirement plan, disability plan or insurance, group life insurance, medical insurance, travel accident insurance, or other similar plan or program of Employer. Executive's Base Salary shall (where applicable) constitute the compensation on the basis of which

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the amount of Executive's benefits under any such plan or program shall be fixed and determined.

               4.4 Business Expense Reimbursement. Employer shall reimburse Executive for all business expenses reasonably incurred by him in the performance of his duties under this Agreement upon his presentation, not less frequently than monthly, of signed, itemized accounts of such expenditures, all in accordance with Employer's procedures and policies as adopted and in effect from time to time and applicable to its senior executive employees.

               4.5 Vacations. Executive shall be entitled to vacations consistent with those currently provided to Executive, which vacations shall be taken at such time or times as shall not unreasonably interfere with Executive's performance of his duties under this Agreement.

5. Termination of Employment Period

               5.1 Termination Without Cause. Employer or Executive may, by notice to the other at any time during the Employment Period, terminate the Employment Period without cause. The effective date of termination shall be 30 days after the date on which such notice is given.

               5.2 By Employer: Cause. Employer may, at any time during the Employment Period by action of its Board of Directors and upon notice to Executive, terminate the Employment Period "for cause" effective immediately. Such notice shall specify the cause for termination. For the purposes hereof, "for cause" means:

               (a) Executive's continued failure or refusal to perform his duties and responsibilities hereunder after written warning of any such failure or refusal and reasonable opportunity to appear before Employer's Board of Directors to explain the reasons for such failure or refusal;

               (b) Executive's dishonesty that directly or indirectly materially affects, or has the likelihood of materially affecting, Employer;

               (c) Executive's continued use of illegal drugs or excessive use of alcohol, which has the effect of interfering materially with the performance of his obligations under this Agreement, after written warning thereof;

               (d) Conviction of Executive for a felony or any crime involving in either case an act of moral turpitude, dishonesty, fraud, or unethical or unlawful business conduct; or


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               (e) Conduct by Executive that could reasonably be expected to materially injure the reputation, business or business relationships of the Company.

               5.3 By Executive: Good Reason. Executive may, at any time during the Employment Period by notice to Employer, terminate the Employment Period under this Agreement "for good reason" effective immediately. For the purposes hereof, "for good reason" means (a) any significant reduction in the duties, responsibilities or prerequisites of Executive or any reduction in the compensation provided for in Exhibit 4.1 that, in either case, Employer fails to remedy within 30 days after notice thereof to Employer; or (b) a material breach by Employer of any provision of this Agreement including, without limitation, the provisions of Section 7 hereof, that Employer fails to remedy or cease within 30 days after notice thereof to Employer.

               5.4 Disability. During the Employment Period, if, solely as a result of physical or mental incapacity or infirmity (other than alcoholism or drug addiction), Executive shall be unable to perform his duties under this Agreement for (i) a continuous period of at least 180 days, or (ii) periods aggregating at least 180 days during any period of 12 consecutive months (each a "Disability Period"), and at the end of the Disability Period there is no reasonable probability that Executive can promptly resume his duties hereunder pursuant hereto, Executive shall be deemed disabled (the "Disability") and Employer, by notice to Executive, shall have the right to terminate the Employment Period for Disability at, as of or after the end of the Disability Period. The existence of the Disability shall be determined by a reputable, licensed physician mutually selected by Employer and Executive, whose determination shall be final and binding on the parties, provided, that if Employer and Executive cannot agree upon such physician, such physician shall be designated by the then acting President of the Kansas City Medical Society, and if for any reason such President shall fail or refuse to designate such physician, such physician shall, at the request of either party, be designated by the American Arbitration Association. Executive shall cooperate in all reasonable respects to enable an examination to be made by such physician.

               5.5 Death. The Employment Period shall end on the date of Executive's death.

6.  Termination Compensation

               6.1 Termination Without Cause By Employer or By Executive For Good Reason. If the Employment Period is terminated by Employer without cause pursuant to Section 5.1, or by Executive for good reason pursuant to Section 5.3, then Executive shall be entitled to be paid by Employer, as liquidated damages and not as a penalty, (a) all Base Salary that he would have been entitled to receive pursuant to this Agreement if the Employment Period had continued through the then current expiration date of the Employment Period as determined in accordance with Section 2 hereof (the "Relevant Period"), and (b) the pro rata portion of any bonuses that Executive would have been

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entitled to receive pursuant to Paragraph 2 of Exhibit 4.1, in respect of the
Year in which the Employment Period is terminated, if the Employment Period had continued through the end of such Year. Any payments required to be made pursuant to the preceding sentence shall be made on the same dates such payments would have been made had Executive continued to be employed by Employer during the Relevant Period. Executive shall not be required to mitigate the amount of any payments provided for hereunder upon termination of the Employment Period by seeking employment with any other person, or otherwise; provided, however, that if, at any time during the Relevant Period Executive shall commence employment or engagements for the rendition of services to any other business, then, the aggregate Base Salary thereafter payable to Executive pursuant to this Section
6.1 shall be reduced by 50% of all amounts received by him from such employment or engagements in respect of the Relevant Period.

               6.2 Termination Upon Death or Disability. If the Employment Period is terminated by reason of Disability or the death of Executive, then Executive shall be entitled to be paid by Employer (in addition to any amounts payable under the insurance, plans or programs referred to in Section 4.3) the pro rata portion of any bonuses that Executive would have been entitled to receive pursuant to Paragraph 2 of Exhibit 4.1, in respect of the Year in which the Employment Period is terminated, if the Employment Period had continued through the end of such Year. Any payment required to be made pursuant to the preceding sentence shall be made on the same date such payment would have been made had the Employment Period continued through such date.

               6.3 Determination of Pro Rata Portion. For the purposes hereof, the pro rata portion of any bonus in respect of any Year means the total amount of such bonus (as if the Employment Period had not terminated prior to the end of such Year), multiplied by a fraction, the numerator of which is the number of days within such Year on or prior to the termination of the Employment Period and the denominator of which is 365.

               6.4 No Other Termination Compensation. Executive shall not, except as set forth in this Section 6, be entitled to compensation in respect of any period following termination of the Employment Period.

7.  Location of Executive's Activities

               Executive's principal place of business in the performance of his duties and obligations under this Agreement shall be in Kansas City, Missouri. Notwithstanding the preceding sentence, Executive will engage in such travel and spend such time in other places as may be necessary and appropriate in furtherance of his duties hereunder.



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8.  Exclusivity of Services, Confidential Information and Restrictive Covenants

               8.1 Exclusivity of Services and Restrictions. During the Employment Period and the three-year period thereafter (the "Post-Employment Period"), Executive shall not, directly or indirectly, (a) be or become interested in or associated with (as an officer, director, stockholder, partner, consultant, owner, employee, agent, creditor or otherwise) any business that is then, or which then proposes to become, a competitor of the Company, provided, that the foregoing shall not restrict Executive from the ownership, solely as an investment, of securities of any business if such ownership is not as controlling person of such business, not as a member of a group that controls such business, and not as a direct or indirect beneficial owner of 5% or more of any class of securities of such business, (b) induce or seek to influence any employee of (or consultant to) the Company to leave its employ (or terminate such consultancy), (c) aid a competitor or supplier of the Company in any attempt to hire a person who shall have been employed by, or who was a consultant to, the Company within the one-year period preceding the date of any such aid, or (d) induce or attempt to influence any person who was a supplier to the Company during such period to transact business with a competitor of the Company; provided, however, that, unless the Employment Period has been terminated by Employer for cause pursuant to Section 5.2, the provisions of this
Section 8.1 shall continue in effect during the Post-Employment Period only so long as Employer continues to pay Executive all amounts to which Executive is entitled pursuant to Section 6.1 and all other Base Salary that he would have been entitled to receive pursuant to this Agreement (and at such times as such Base Salary would have been payable) if the Employment Period had continued through the end of the Post-Employment Period.

               8.2 Confidential Information. Executive shall not at any time, whether during the Employment Period or thereafter, disclose or use (except in the course of his employment hereunder and in furtherance of the business of the Company, or as required by applicable law) any confidential information, trade secrets or proprietary data (including, without limitation, customer lists and the identity of and any information relating to any customer) of the Company.

               8.3 Disclosure of Restrictions. If Executive shall accept or commence employment with, or agree to provide services to, any person (except a person who is then affiliated with Employer) during the period from the date hereof through the end of the Post-Employment Period then, and in such event, on or before the date of such acceptance or agreement (and before commencement of employment or the provision of services) Executive shall deliver a copy of this
Section 8 to his proposed employer.

               8.4 Injunction. Notwithstanding any other provisions of this Agreement, Executive acknowledges and agrees that in the event of a violation or threatened violation of any of the provisions of this Section 8, Employer shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunctive or mandatory relief obtained in any court of

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competent  jurisdiction  without the necessity of proving  damage or posting any bond or other security, and without prejudice to any other remedies that may be available at law or in equity.

9.  Intellectual Property

               During the Employment Period, Executive shall disclose to Employer all ideas, inventions and business plans developed by him during the Employment Period that relate directly or indirectly to the Company's business, including, without limitation, any process, operation, product or improvement that may be patentable or copyrightable. Executive agrees that such shall be the property of the Company and that he shall at the Company's request and cost do whatever is necessary to secure the rights thereto by patent, copyright or otherwise to the Company.

10.  Miscellaneous

               10.1 Notices. Any notice, consent or authorization required or permitted to be given pursuant to this Agreement shall be in writing and sent to the party for or to whom intended, at the address of such party set forth below, by registered or certified mail (if available), postage paid, or at such other address as either party shall designate by notice given to the other in the manner provided herein.

                  If to Employer, to it at:

                  8800 East 63rd Street
                  Kansas City, Missouri 64133
                  Attention: Board of Directors


                  If to Executive, to him at:

                  1028 West 72nd Street
                  Kansas City, MO 64114


               10.2 Taxes. Employer is authorized to withhold, from any compensation or benefits payable hereunder to Executive, such amounts for income tax, social security, unemployment compensation and other taxes as shall be necessary or appropriate in the reasonable judgment of Employer to comply with applicable laws and regulations.

               10.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of Missouri applicable to agreements made and to be performed therein.


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               10.4 Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

               10.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

               10.6 Severability. If any provision of this Agreement, or part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

               10.7 Entire Agreement. This Agreement contains the entire agreement and understanding between Employer and Executive with respect to the subject matter hereof. This Agreement supersedes any prior agreement between the parties relating to the subject matter hereof.

               10.8 Arbitration. Any controversy or claim arising out of, under or relating to this Agreement or the performance or breach hereof, shall be resolved by arbitration in Kansas City, Missouri, before the American Arbitration Association, in accordance with the rules then in effect of such Association; and judgment upon the award or decision rendered may be entered and enforced in any court of competent jurisdiction; provided, however, that suit for equitable relief may be brought in any court of competent jurisdiction in the State of Missouri. The award of the arbitrator in any arbitration shall include provision for payment of legal fees and expenses incurred by the prevailing party. The parties hereto hereby submit to the personal jurisdiction of the state courts of the State of Missouri and the rules and regulations of said courts applicable to actions to be finally determined therein.




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               IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the Effective Date.


                                                     BHA GROUP, INC.

                                                     By: JAMES E. LUND
                                                         -----------------------
                                                        Name: JAMES E. LUND
                                                              ------------------
                                                        Title: President
                                                               -----------------

                                                             JAMES C. SHAY
                                                     ---------------------------
                                                             JAMES C. SHAY

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                                   Exhibit 4.1

                                  Compensation

               1. Base Salary. During the Employment Period, Employer shall pay to Executive Base Salary, payable in equal monthly installments at such times during each month as is customary with Employer with respect to its senior executive employees, at a rate of $79,700 per annum through September 30, 1995.

               2.  Bonuses.

               (a) For the purposes hereof, the following terms shall have the respective meanings ascribed thereto below:

                    (i) "Actual Ratio" for any Year means a fraction, the numerator of which is the Earnings Per Share for such Year and the denominator of which is the Earnings Per Share for the immediately preceding Year.

                    (ii) "Average Earnings Growth" for any Year means one-third of the sum of the Yearly Earnings Growth for such Year and for each of the two Years immediately preceding such Year; provided, however, that, for the Year ending September 30, 1990, "Average Earnings Growth" means one-half of the sum of the Yearly Earnings Growth for such Year and the immediately preceding Year, but calculated before giving effect to any bonuses payable pursuant to the provisions of this Paragraph 2 and any bonus provisions of other employment arrangements of Employer.

                    (iii) "Earnings Per Share" for any Year means the earnings per share (after taxes) of Employer for such Year on a consolidated basis, as determined in accordance with generally accepted accounting principles consistently applied with prior periods, and shown on Employer's income statement for such Year.

                    (iv) "Target Earnings Per Share" for any Year means the target established prior to such Year pursuant to this Paragraph 2 for the Earnings Per Share for such Year.

                    (v) "Target Ratio" for any Year means a fraction, the numerator of which is the Target Earnings Per Share for such Year and the denominator of which is the Earnings Per Share for such Year.

                    (vi) "Year" means the fiscal year of Employer ending on the September 30 of each calendar year.

                    (vii) "Yearly Earnings Growth" for any Year means a fraction, the numerator of which is the Earnings Per Share for such Year and the denominator of which is the Earnings Per Share for the immediately preceding Year.

               (b) Prior to commencement of each Year during the Employment Period, Employer's Board of Directors shall determine the Target Earnings Per Share. The

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parties acknowledge that Employer's Board of Directors has heretofore determined the Target Earnings Per Share for the Year ending September 30, 1995.

               (c) Within 75 days following the end of each Year during the Employment Period, Employer shall pay to Executive a bonus in respect of such Year in the applicable amount set forth below:

If the Actual Ratio for such Year is:   Then the amount of such bonus shall be:
-------------------------------------   ---------------------------------------
 .85 or less                             zero

Greater  than .85 and less  than 1.0    the product of (i) $12,000 , times (i) a
                                        fraction, the numerator of which is the
                                        excess of the Actual Ratio over .85 and
                                        the denominator of which is .15

1.0                                     $12,000

Greater  than 1.0 and less than the     the sum of (i) $12,000, plus (ii) the
Target Ratio                            product of (A) $18,000, times (B) a
                                        fraction, the numerator of which is the
                                        excess of the Actual Ratio over 1.0 and
                                        the denominator of which is the excess
                                        of the Target Ratio over 1.0

Greater than or equal to the Target     $30,000
Ratio

               (d) Within 75 days following the end of each Year during the Employment Period, Employer shall pay to Executive a bonus in respect of such Year (in addition to the bonus, if any, to be paid pursuant to Paragraph 2(c)) in the applicable amount set forth below, except, that the maximum amount of such bonus in respect of the Year ending September 30, 1995, which shall be based on the formula set forth below, shall be equal to $25,000.

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If the Average Earnings Growth for such  Then the amount of such bonus shall be:
Year is:
---------------------------------------  ---------------------------------------



Less than 1.15                           zero

1.15                                     $10,000


Greater than 1.15 and less than 1.35     the sum of (i) $10,000, plus (ii) the
                                         product of (A) $15,000, times (B) a
                                         fraction, the numerator of which is the
                                         excess of the Average Earnings Growth
                                         for such Year over 1.15 and the
                                         denominator of which is 0.20

Greater than or equal to 1.35            $25,000


At the option of Employer, the bonus provided for in this paragraph (d) may be paid to Executive by delivery of shares of Class A Common Stock having a fair market value (equal for this purpose to the average of the closing prices of such shares on the principal national securities exchange or over-the-counter market on which such shares are traded for each of the last 30 days on which such shares were traded prior to the payment date); provided, however, that upon request of Executive at least one-third of the bonus shall be paid in cash. Executive agrees to acquire such shares for investment and to take such other actions as shall be reasonably required by Employer to insure compliance with the Securities Act of 1933, as amended.


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